                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment
No. 42 to the Registration Statement on Form N1-A of our report dated May 8,
2000, relating to the financial statements and financial highlights which appear in the March 31, 2000 Annual Report to Shareholders of the Capital Preservation
Fund, Government Agency Money Market Fund, Short-Term Treasury Fund,
Intermediate-Term Treasury Fund, Long-Term Treasury Fund, Inflation-Adjusted
Treasury Fund, Short-Term Government Fund, and GNMA Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent
Accountants" and "Financial Statements" in such Registration Statement.

/*/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
April 16, 2001